  EXHIBIT 99.1

Titanium Announces the Addition of Debbie Woods to Board of Directors

and Appointed as Chief Marketing Officer

DALLAS, Texas--(For Immediate Release) — Titanium Healthcare, Inc. (OTCQB:TIHC), a diversified and innovative healthcare ancillaries and life sciences company assembled in late 2014 with a vision "to make meaningful changes to the healthcare industry and to the quality of life for patients through our platforms of 'Personalized Medicine' and 'Prevention of Prescription Drug Abuse'", today announced that it has named Debbie Woods to its Board of Directors and also appointed Mrs. Woods as its Chief Marketing Officer.

 Mrs. Woods brings more than 25 years of major healthcare sales, business development and marketing experience and has served these roles for the Company since August 2014 in her position of Vice President of Marketing.

 "We are very pleased to add Debbie to our board and appoint her as Chief Marketing Officer," said Kamran Nezami, Chairman of the Board. "Her vast experience and relationships in the healthcare industry have proven to be a significant asset to the Company this past year and we know Debbie will add value to Titanium for years to come."

 During her first year with the Company, Mrs. Woods successfully launched the Company's "Personalized Medicine" platform, connecting providers, patients, the Company, and laboratory partners through pharmacogenomics testing ("PGx"). PGx is the study of the role of genetics in drug response. It deals with the influence of acquired and inherited genetic variation on drug response in patients by correlating gene expression with drug absorption, distribution, metabolism and elimination. PGx testing is executed through a painless swab of a patient's cheek and aims to develop rational means to optimize drug therapy.

 "Debbie has an energy and passion like no other person for pharmacogenomics testing," said Chris Mashburn Chief Operating Officer and Director, "her husband Bob was prescribed a statin for cholesterol management and Bob's health declined quickly and he developed early dementia in a short period of time on the statin which forced him to resign from a high profile executive position. Shortly before being admitted to a full-time dementia facility, a physician suggested Bob stop taking the statin as a final test. Once Bob stopped he immediately improved, the dementia symptoms subsided, and Debbie got her husband back."

 Mrs. Woods commented "I feel pharmacogenomics testing should be the new standard of care required for every patient before a new drug is prescribed to them. With the PGx test, we would have known that Bob's body couldn't metabolize that statin, which led to toxin build up in his brain causing the dementia. Post-hoc we performed the test and Bob's report has the red flag for that statin. I carry that report around to show prescribers how PGx can improve and restore lives. I wonder how many of our seniors are out there on multiple medications which are causing unintended side effects which we would be made aware of through the simple PGx test. It's changed my life and I want it to change others too."

 Prior to joining the Company, Mrs. Woods served as Chief Operating Officer, Founder and Partner of Encompass Office Solutions, a medical and surgical services company which specialized primarily in gynecology and was the first in-office surgical company in Texas. Prior to that, she served as Surgical Sales Representative from 2004 to 2007 for Senorx, a designer, developer and manufacturer of minimally invasive devices for diagnosis and treatment of breast cancer. From 1999 to 2004, Mrs. Woods held various senior level positions with Novacept, Gynecare, Parke-Davis/Pfizer, and Bristol-Myers Squibb. Mrs. Woods earned a Bachelor's of Arts in Communications from Baylor University.

 "Debbie is truly an innovator and an entrepreneur in healthcare which is a great fit for Titanium's culture," said Nezami. "She has a high financial acumen, she considers the perspectives of all stakeholders and she is a strong strategic thinker capable of executing difficult business plans."

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 "Over the upcoming months I'm planning for Titanium to further our "Personalized Medicine" platform by expanding the assortment of products in our pharmacy to add certain life-sustaining specialty drugs for the chronically ill and to partner with medical providers who could use our capabilities to care for the chronically ill" said Woods. "Titanium has the platform, the infrastructure and the team to win in these areas, and winning means improving the lives of the sickest individuals in our society."

About Titanium

Titanium Healthcare, Inc. is a diversified healthcare ancillaries and life science company focused on improving patients' lives by our "personalized medicine" and "prevention of prescription drug abuse"initiatives which can be accomplished through offering products, services and education. We currently offer personalized medicine products through our owned-pharmacy which can prepare compounded prescription medications, tailored for a patient's treatment plan, and through our pharmacogenomics testing services performed through relationships with third-party labs. We offer compounded prescription pain medications through our pharmacy as an alternative to prescription pain medications, and medication monitoring through our urine drug toxicology testing services performed through relationships with third-party labs. Titanium's business plan is to consolidate a fragmented healthcare industry through mergers and acquisitions. For more information, please visit www.titaniumhc.com.

Investor Relations
Chief Financial Officer, Chuck Talley
investors@titaniumhc.com